Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Global Governments Series, which was held on November 1, 2001, all items were passed. The final results are as follows:
Item 1. To elect a Board of Trustees:
Number of Shares
Nominee                              For        Withhold Authority
Jeffrey L. Shames              4,785,225.503     166,449.100
John W. Ballen                 4,785,225.503     166,449.100
Lawrence H. Cohn               4,785,211.995     166,462.608
J. David Gibbons               4,774,960.404     176,714.199
William R. Gutow               4,785,211.995     166,462.608
J. Atwood Ives                 4,785,211.995     166,462.608
Abby M. O'Neill                4.775,764.855     175,909.748
Lawrence T. Perera             4,785,211.995     166,462.608
William J. Poorvu              4,785,211.995     166,462.608
Arnold D. Scott                4,785,225.503     166,449.100
J. Dale Sherratt               4,785,211.995     166,462.608
Elaine R. Smith                4,783,154.856     168,519.747
Ward Smith                     4,778,877.273     172,797.330
Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 4,634,869.168
Against 98,243.598
Abstain 218,561.837
Item 3. To amend, or remove certain fundamental investment policies.
Number of Shares
For 4,620,364.449
Against 88,340.337
Abstain 242,969.817
Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 4,648,393.665
Against 71,652.791
Abstain 231,628.147
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2001.
Number of Shares
For 4,706,525.985
Against 43,950.667
Abstain 201,197.951